Exhibit 99.1

News Release
Date	May 7, 2007
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joseph Vallarian	Darrin Duda, CFA
	412-232-6848	412-393-1158

DUQUESNE LIGHT HOLDINGS REPORTS FIRST-QUARTER 2007 RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported adjusted earnings from continuing operations (non-GAAP) for the first quarter of 2007 of $27.0 million, or $0.31 per share, compared to $14.3 million, or $0.18 per share, for the first quarter of 2006. In accordance with generally accepted accounting principles (GAAP), the company reported income from continuing operations for the first quarter of 2007 of $24.5 million, or $0.28 per share, compared to $8.6 million, or $0.11 per share, for the first quarter of 2006.

Adjusted earnings or loss from continuing operations (non-GAAP), for the quarter, reported by business segment, in millions, were as follows:

	First Quarter
	2007	2006
Electricity Delivery	$17.3	$6.2
Electricity Supply	6.4	5.4
Energy Solutions	2.0	4.0
Financial	5.1	3.7
Communications	0.9	0.5
All Other	(4.7)	(5.5)

Consolidated	$27.0	$14.3

The Electricity Delivery segment was favorably impacted primarily due to an increase in earnings resulting from rate increases that went into effect in January 2007, reflecting investments in the company’s electric infrastructure.

Reconciliation of GAAP earnings or loss to adjusted earnings or loss for the quarter is included in the tables that follow.

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Duquesne Light Holdings Reports First-Quarter 2007 Results/Page 2

Pending Merger

On July 5, 2006, Duquesne Light Holdings entered into a definitive merger agreement with a consortium led by Macquarie Infrastructure Partners and The DUET Group, (“the Macquarie Consortium”). Under the terms of the agreement, the Macquarie Consortium will acquire all of the outstanding common shares of Holdings for $20 per share in cash, representing a 21.7 percent premium based on Duquesne Light Holdings’ closing share price on July 3, 2006. Duquesne Light Holdings’ headquarters will remain in Pittsburgh and the companies will maintain Duquesne Light’s longstanding commitment to service, reliability and community involvement.

On Feb. 9, 2007, Duquesne Light Holdings entered into a Joint Petition of Settlement among all parties resolving all issues in the merger agreement application. On April 24, 2007, the Pennsylvania Public Utility Commission unanimously approved the merger. This was the final approval needed. The companies expect to close the merger before the end of the second quarter.

Energy Supply Plan (POLR IV)

In January 2007, Duquesne Light Company filed a petition with the PUC requesting approval of a plan that will supply a secure source of electricity from 2008 through 2010 for customers who do not choose a generation supplier (POLR IV). On April 26, Duquesne Light reached a settlement with the parties involved in the PUC review of its energy supply filing. By reaching the settlement, all of the parties involved will be able to avoid a lengthy and costly legal process.

The settlement agreement has been submitted to the administrative law judge presiding over the default service application. Both the administrative law judge and the PUC will review the settlement, with the final determination being at the PUC’s discretion. While Duquesne Light cannot predict the ultimate timing or outcome of these proceedings, the company expects a timeline that will allow for a PUC decision in July 2007. That would allow Duquesne Light time to communicate with customers and its supplier, so that acquisition of energy, capacity and other services can be completed.

Reconciliation of Adjusted Earnings and Reported Income

Adjusted earnings is a non-GAAP measure that adjusts reported income for special items and one-time charges or credits. Management uses adjusted earnings (non-GAAP) internally to evaluate the company’s performance and manage its operations. The company believes that this non-GAAP financial measure provides a consistent and comparable measure to help shareholders better understand and evaluate operating results and performance trends.

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Duquesne Light Holdings Reports First-Quarter 2007 Results/Page 3

The tables that follow provide a reconciliation of adjusted earnings or loss (non-GAAP) to reported income or loss from continuing operations (GAAP), by business segment, for the first quarters of 2007 and 2006.

Reconciliation of Adjusted Earnings to GAAP (in dollars)

	1st Quarter 2007
(all amounts in millions)	Elec. Delivery	Elec. Supply	Energy Solutions	Financial	Comm.	All Other	Total
Adjusted Earnings (Loss) – Non-GAAP	$17.3	$6.4	$2.0	$5.1	$0.9	$(4.7)	$27.0

Items excluded from adjusted earnings:
Workforce optimization plan	(5.0)						(5.0)
Change in fair value of derivative contracts		22.3	3.0				25.3
Estimated tax credit phase-out impact				(0.4)			(0.4)
Unwind investments in structured lease transactions				(22.2)			(22.2)
Merger-related costs						(0.2)	(0.2)

Total items excluded from adjusted earnings	(5.0)	22.3	3.0	(22.6)	0.0	(0.2)	(2.5)

Reported Income (Loss) – GAAP	$12.3	$28.7	$5.0	$(17.5)	$0.9	$(4.9)	$24.5

In March 2007, Duquesne Light Holdings signed agreements to unwind certain investments in structured lease transactions. The company received $105.0 million in cash and recognized a $22.2 million after-tax loss.

Reconciliation of Adjusted Earnings to GAAP (in dollars)

	1st Quarter 2006
(all amounts in millions)	Elec. Delivery	Elec. Supply	Energy Solutions	Financial	Comm.	All Other	Total
Adjusted Earnings (Loss) – Non-GAAP	$6.2	$5.4	$4.0	$3.7	$0.5	$(5.5)	$14.3

Items excluded from adjusted earnings:
Change in fair value of derivative contracts		(1.5)					(1.5)
Estimated tax credit phase-out impact				(1.3)			(1.3)
Other income tax adjustments, net						(2.9)	(2.9)

Total items excluded from adjusted earnings	0.0	(1.5)	0.0	(1.3)	0.0	(2.9)	(5.7)

Reported Income (Loss) – GAAP	$6.2	$3.9	$4.0	$2.4	$0.5	$(8.4)	$8.6

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Duquesne Light Holdings Reports First-Quarter 2007 Results/Page 4

The table that follows provides a reconciliation of adjusted earnings (non-GAAP) to reported income from continuing operations (GAAP), in per share amounts, for the first quarters of 2007 and 2006.

Reconciliation of Adjusted Earnings to GAAP (in earnings per share)

	(All amounts per share, unless noted)
	Three Months Ended March 31,
	2007	2006
Adjusted Earnings – Non-GAAP	$0.31	$0.18

Items excluded from adjusted earnings:
Workforce optimization plan	(0.06)
Change in fair value of derivative contracts	0.28	(0.02)
Estimated tax credit phase-out impact	(0.00)	(0.01)
Unwind of investments in structured lease transactions	(0.25)
Merger-related costs	(0.00)
Other income tax adjustments, net		(0.04)

Total items excluded from adjusted earnings	(0.03)	(0.07)

Reported Income – GAAP	$0.28	$0.11

Average Number of Common Shares Outstanding (in millions)	87.8	78.2

Please refer to the company’s 10-Q for additional details regarding first-quarter 2007 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

Cash flow, earnings, earnings growth, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Earnings and cash flows may be affected by the ultimate timing of the merger closing. Demand for and pricing of electricity, changing market conditions, and weather conditions could affect earnings levels. Earnings will be affected by the number of customers who choose to receive electric generation through Duquesne Light’s provider-of-last-resort service (POLR), by our ability to negotiate appropriate terms with suitable generation suppliers, by the performance of these suppliers, and by changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Transmission rate base and earnings will depend on the ultimate outcome of our transmission rate case, which is subject to Federal Energy Regulatory Commission (FERC) review and approval. Earnings will also be affected by rate base, equity and allowed return levels. Regional transmission organization rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the fair value of our energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance and the need for funds. Changes in Keystone and/or Conemaugh power plant operations could affect Duquesne Generation’s earnings. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Changes in synthetic fuel plant operations could affect Duquesne Energy Solutions’ earnings. Earnings with respect to synthetic fuel operations and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. The availability of synthetic fuel tax credits depends in part on the average well-head price per barrel of domestic crude oil. Demand for dark fiber will affect DQE Communications’ earnings. Financial results and position could be affected by changes in pronouncements periodically issued by accounting standard-setting bodies. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Holdings’ SEC filings made to date.

Duquesne Light Holdings Reports First-Quarter 2007 Results/Page 5

Statements of Income (Unaudited)

	(All Amounts in Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2007	2006
Operating Revenues:
Retail sales of electricity	$231.8	$188.2
Other	31.2	20.2

Total Operating Revenues	263.0	208.4

Operating Expenses:
Purchased power	68.6	96.5
Other operating and maintenance	56.4	48.8
Depreciation and amortization	21.3	19.3
Taxes other than income taxes	16.9	13.5
Other	6.6	—

Total Operating Expenses	169.8	178.1

Operating Income	93.2	30.3
Investment and Other Income	(31.7)	2.8
Interest and Other Charges	(20.8)	(17.7)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	40.7	15.4
Income Tax Expense	(18.3)	(9.4)
Benefit from Limited Partners’ Interest	2.1	2.6

Income from Continuing Operations	24.5	8.6
Income from Discontinued Operations – Net	0.5	5.8

Net Income	$25.0	$14.4

Average Number of Common Shares Outstanding	87.8	78.2

Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.28	$0.11
Earnings from Discontinued Operations	—	0.07

Basic Earnings Per Share of Common Stock	$0.28	$0.18

Dividends Declared Per Share of Common Stock	$0.25	$0.25